Exhibit 15.3

March 27, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated March 27, 2025 of Cango Inc. and are in agreement with the statements contained in the second to fourth paragraphs of Item 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China